Exhibit 10.04

September 4, 2009

René Bonvanie

Dear René:

This letter (“Agreement and Release”), upon your signature, confirms the entire agreement between Serena Software, Inc. (“Serena”) and you regarding the terms of your separation from employment with Serena.

1) You acknowledge and agree that you have voluntarily resigned from your employment with Serena, and have tendered your resignation as an officer and employee of Serena, effective as of August 31, 2009 (“Separation Date”). A copy of your resignation letter is attached to this Agreement and Release as Exhibit A. You and Serena agree that you will cease to be an officer and employee of Serena as of the Separation Date. Regardless of whether you sign this Agreement and Release, Serena will do the following:

a. Pay you all earned salary and accrued vacation through the Separation Date on or before the Separation Date.

b. Continue your medical, dental, vision and employee assistance program (EAP) benefits through August 31, 2009. You will have the option to continue your medical, dental, vision and/or EAP benefits under COBRA. COBRA continuation forms will be sent to you shortly by our third-party administrator.

c. Discontinue your insurance coverage for life, accidental death & dismemberment, and disability coverage and your participation in all of Serena’s other benefit plans and programs effective upon the Separation Date. However, you will have the option of converting your life insurance to a private plan. Serena’s Human Resources Department will provide life insurance conversion forms and instructions to you.

d. All stock options granted to you under the Serena 2006 Stock Incentive Plan will cease to vest as of the Separation Date. The portion of your stock options that have not vested as of the Separation Date will automatically terminate and cease to be exercisable as of the Separation Date in accordance with the terms of the Serena 2006 Stock Incentive Plan and applicable stock option agreements.

René Bonvanie

September 4, 2009

2) In consideration for your release of claims and other obligations and agreements set forth in this Agreement and Release, and subject to your continued observation and performance of your on-going obligations to Serena and its affiliates under the terms of this Agreement and Release (including, without limitation, those obligations set forth in Sections 8 through 11 below), Serena agrees to provide you with the following:

a. Serena will continue to pay you your base salary over a period of six (6) months following the “Effective Date,” as defined in Section 19, payable on a semi-monthly basis in accordance with Serena’s usual and customary payroll practices, commencing on the first most practicable regularly scheduled payroll date following the Effective Date of this Agreement and Release. The semi-monthly payments will be in the amount of $12,500.00, less any applicable payroll taxes, deductions and tax withholdings.

b. If you currently participate in Serena’s group medical, dental and/or vision benefit plans, COBRA continuation of your existing coverage (for you and your covered dependents) for six (6) full calendar months following the month in which the Separation Date occurs, at no charge to you, provided and to the extent that you timely and properly elect COBRA continuation coverage and do not have any other medical, dental and/or vision benefit coverage from another employer or through your spouse or domestic/civil union partner.

c. Serena will pay you an amount equal to your semi-annual bonus payment for the first half of fiscal year 2010 in the amount of $52,500. You agree that (i) the foregoing amount has been calculated in accordance with the terms of the FY 2010 Executive Annual Incentive Plan (“Plan”); and (ii) you would not otherwise be eligible to receive your semi-annual bonus under the Plan because the Separation Date occurs prior to the payout of semi-annual bonuses under the Plan. The forgoing amount will be made as part of Serena’s usual and customary payroll practices on the first most practicable regularly scheduled payroll date following the Effective Date of this Agreement and Release.

3) On behalf of yourself, your agents and assigns, in consideration for Serena’s obligations under this Agreement and Release, you hereby waive and release any and all claims, whether known or unknown, that you have against Serena and its predecessors, subsidiaries, affiliates and related entities and their respective officers, directors, shareholders, agents, attorneys, employees, successors, or assigns, arising from or out of your employment with and/or the termination of your employment with Serena. These claims include, but are not limited to, claims arising under: Title VII of the Civil Rights Act of 1964, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended (“ADEA”); The Workers Adjustment and Retraining Notification Act, as amended; The California Fair Employment and Housing Act, as amended; The California Family Rights Act, as amended; any other federal, state or local discrimination, harassment, civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; any Serena compensation or benefit plan under which you were eligible, except as expressly provided herein; any stock options granted to you during your employment with Serena; and any claim for costs, fees, or other expenses including attorneys’ fees incurred by you in connection with such matters. Nothing herein is intended to release any claim that is unwaivable by law or governmental regulation or obligation of Serena under this Agreement and Release.

René Bonvanie

September 4, 2009

4) You also acknowledge that there may exist claims or facts in addition to or different from those which are now known or believed by you to exist and agree that it is your intention to fully settle and release such claims, whether known or unknown, that may exist as of the time you sign this Agreement and Release. You therefore waive your rights under Section 1542 of the Civil Code of California, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

You acknowledge that you have read this Agreement and Release, including the waiver of California Civil Code Section 1542, and understand you may later discover facts different from or in addition to those known or now believed to be true with respect to the matters released or described in this Agreement and Release. You agree that the release and agreements contained in this Agreement and Release shall be and will remain effective in all respects notwithstanding any later discovery of any such different or additional facts.

5) You affirm that you have been paid and have received all leave (paid and unpaid), compensation, salary, wages, bonuses, commissions and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, salary, wages, bonuses, commissions and any benefits are due to you, except as provided in this Agreement and Release. Serena will reimburse you for reasonable and customary business expenses incurred prior to the Separation Date pursuant to the terms of Serena’s Business Expense Policy, provided that you submit a completed expense reimbursement form and supporting documentation no later than thirty (30) days following the Separation Date. You further affirm that you have no known workplace injuries or occupational diseases, other than any injuries or diseases that have been previously reported.

6) You agree that all of your time and/or performance options under the Serena 2006 Stock Incentive Plan will expire on the Separation Date, and your stock option agreements are hereby amended such that any vested portion of the stock options shall not be exercisable as of the Separation Date.

7) You agree that you will return to Serena on or before the Separation Date all Serena property within your possession, custody or control, including any equipment (including, without limitation, your laptop computer, PDA, cell phone and other equipment) and any confidential and proprietary information (including, without limitation, customer lists, customer licensing and support information, sales and forecast information, operating plan and budget information, employee lists and organizational charts, board presentations, etc.), whether in hardcopy or electronic form; and keys and access badges. Notwithstanding the preceding to the contrary, you may retain your company laptop (Lenovo X300 Asset No. 002680) after Serena IT confirms that all Serena confidential and proprietary information has been deleted from the laptop.

René Bonvanie

September 4, 2009

8) To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement and Release will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Serena and/or any officer, director, employee, agent or shareholder of Serena, which is based in whole or in part on any claim covered under Section 3 of this Agreement and Release. Nothing in this Section 8 shall preclude you from (i) enforcing this Agreement and Release or exercising any rights that you may have that have not been waived under the terms of this Agreement; (ii) initiating or causing to be initiated on your behalf any complaint, charge, claim or proceeding against Serena before any local, state or federal agency, court or other body challenging the validity of the waiver of your claims under ADEA contained in this Section 8 (but no other portion of such waiver); or (iii) initiating or participating in (but not benefiting from) an investigation or proceeding conducted by the Equal Employment Opportunity Commission with respect to ADEA.

9) You agree to continue to abide by the terms of the Agreement Regarding Confidential Information and Assignment of Inventions between you and Serena (“Confidentiality Agreement”), including, without limitation, your obligations regarding Confidential Information under Article I, your obligations regarding Inventions under Article II, and your non-solicitation obligations under Article III. The foregoing provisions are incorporated herein, and all defined terms used in this Section 9 shall have the same meanings as set forth in the Confidentiality Agreement.

10) You agree to refrain from making any adverse, derogatory or disparaging statements or comments, either as fact or opinion, about Serena and its subsidiaries, affiliates and related entities; management; practices; operations; performance; products; past or present directors, officers, employees or shareholders; and any similar information concerning Serena. In addition, you agree to refrain from any tortious interference with contracts, relationships and prospective economic advantage of Serena. You agree that any breach of this covenant would irreparably injure Serena, and Serena shall have the right to obtain an injunction against you from a court of competent jurisdiction restraining you from any further breach of this covenant. Nothing in this Section 10 shall prohibit you from providing truthful information in response to a subpoena or other legal process, provided that you provide Serena with prompt prior written notice of the required disclosure and an opportunity to seek a protective order or other appropriate remedy. Serena agrees to refrain from making any defamatory, libelous or slanderous statements about you or your employment with Serena, that any breach of the foregoing would irreparably injure you and you will have the right to obtain an injunction against Serena from a court of competent jurisdiction restraining Serena from any further breach of its obligations under this Section 10.

René Bonvanie

September 4, 2009

11) You agree that your right to receive the payments and benefits provided for in Section 2 of this Agreement and Release is conditioned upon you not performing any function or service, whether as a director, officer, employee, consultant, agent, advisor or otherwise, for any entity that is a Competing Business. In the event that you perform any function or service for a Competing business at any time during the six (6) month period commencing on the Separation Date, you agree that Serena shall have the right to immediately cease and permanently discontinue any further payments and/or provision of benefits to you under this Agreement and Release. As used herein, a “Competing Business” is any entity that is in the business of developing, marketing, selling or providing services for application lifecycle management, project and/or portfolio management, software change management, requirements management and business process management, including, without limitation, Compuware, Borland, MKS, Computer Associates, IBM Rational Software, Perforce Software, Quest Software, CollabNet, Planview, MicroFocus and Rally Software. You expressly acknowledge and agree that the terms of the foregoing restrictive covenant, including the period of time and the unlimited geographic area, are reasonable in view of (i) your receipt of significant cash payments under this Agreement and Release, (ii) the geographic scope and nature of the business in which Serena and its affiliates are engaged, (iii) your knowledge of the business Serena and its affiliates, and (iv) your relationships with the clients of Serena and its affiliates and your role in establishing the goodwill inherent in Serena’s relationships with such clients. The foregoing is not intended to relieve you of any non-competition or similar obligation that you may have under your Confidentiality Agreement.

12) You acknowledge that your continuing obligations to Serena and its affiliates under this Agreement and Release are a material part of this Agreement and Release. In the event that you breach any covenant contained in this Agreement and Release (including, without limitation, Sections 7 through 11), Serena and its affiliates may immediately cease any further payments and/or provision of benefits to you under this Agreement and Release. You understand and agree that even though such payments and benefits will not continue, your obligations under Sections 7 through 11 shall continue and be ongoing.

13) Except with regard to Sections 9 through 11 above, you agree that any dispute applicable to this Agreement and Release shall be submitted to and resolved through binding arbitration pursuant to the terms of the Binding Arbitration Agreement between you and Serena.

14) This Agreement and Release sets forth the entire agreement between the parties hereto, and fully supercedes any prior agreements or understandings between the parties, except the Confidentiality Agreement, the Binding Arbitration Agreement and any benefit plans applicable to COBRA continuation. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement and Release, except for those set forth in this Agreement and Release.

René Bonvanie

September 4, 2009

15) This Agreement and Release shall be governed and conformed in accordance with the laws of the state in which you were employed at the time of your last day of employment without regard to its conflict of laws provision.

16) This Agreement and Release may not be modified, altered or changed except upon express written consent of both Serena and you wherein specific reference is made to this Agreement and Release.

17) Should any of the provisions of this Agreement be determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released or a restrictive covenant may not be enforced as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims, and the covenant not to sue above shall otherwise remain effective to release any and all other claims covered thereby.

18) You have up to 21 days from the date of your receipt of this letter, or September 21, 2009, to accept the terms of this Agreement and Release, although you may accept it at any time within those 21 days. You are advised to consult an attorney about whether or not to sign this Agreement and Release.

19) To accept this Agreement and Release, please date and sign this letter and return it to me no later than September 21, 2009. Once you do so, you will have an additional seven (7) days in which to revoke your acceptance. To revoke, you must deliver to me a written statement of revocation no later than seven (7) days after you execute this Agreement and Release. If you do not submit your revocation to me, then the eighth (8th) day after your execution of this Agreement and Release will be the “Effective Date” of this Agreement and Release. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which you were employed at the time of your last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. If you revoke this Agreement and Release, you will have no right or entitlement to any of the payments or benefits described in Section 2 of this Agreement and Release. You will not be entitled to receive any of the payments or benefits provided for in Section 2 of this Agreement and Release until the occurrence of the Effective Date.

I wish you success in your future and professional efforts.

Sincerely,

/s/ Edward Malysz
Edward Malysz
Senior Vice President, General Counsel

René Bonvanie

September 4, 2009

Acknowledgement and Acceptance:

By signing this Agreement and Release, I acknowledge that I have been advised to review this Agreement and Release with an attorney before signing it, and have had the opportunity to review this Agreement and Release with an attorney of my choice, or have done or voluntarily chosen not to do so; that I have read the and fully understand the terms of the Agreement and Release; and that I hereby voluntarily agree to them.

Dated: 9/4/09	Signed:	/s/ René Bonvanie
René Bonvanie

Exhibit A

Date:	August 31, 2009

To:	Jeremy Burton, President and Chief Executive Officer

I hereby voluntarily resign from my employment with Serena Software, Inc. and my position as an officer of the company, effective as of the date set forth above.

Very truly yours,

/s/ René Bonvanie
René Bonvanie